Exhibit 99.1

El Pollo Loco Holdings, Inc. Appoints Mark Buller to its Board of Directors

COSTA MESA, CA – June 30, 2015 – El Pollo Loco Holdings, Inc. (“El Pollo Loco” and the “Company”) (Nasdaq: LOCO) today announced that Mark Buller has been appointed as an independent member of its Board of Directors, effective June 30, 2015. Mr. Buller will replace Wesley Barton, who resigned from the Board of Directors effective June 30, 2015.

Michael Maselli, Chairman of El Pollo Loco Holdings, Inc., stated, “We are thrilled to announce the addition of Mark to our Board of Directors.  In addition to bringing strong leadership qualities, Mark’s extensive experience with consumer facing operations will be invaluable to the entire El Pollo Loco organization as we strengthen and grow our brand presence. We look forward to working with Mark and are confident that his talents will benefit our Board, our Company and our shareholders.”

Mr. Maselli added, "We would also like to thank Wes for his service to El Pollo Loco. His guidance has been instrumental in the success of our company to date."

Mr. Buller’s career has spanned over 26 years in the home furnishings industry, including 18 years as a chief executive officer or division president.  Most recently, he served as Chairman and Chief Executive Officer of Norcraft Companies, Inc., a leading manufacturer of kitchen and bathroom cabinetry in the United States and Canada from 2013 to 2015. From 2003, Mr. Buller was Chief Executive Officer of the predecessor of Norcraft Companies, Inc., Norcraft Companies, L.P., as well as a member of the board of managers for that entity’s general partner, Norcraft GP, L.L.C. Prior to joining Norcraft, Mr. Buller served as Chief Executive Officer of Omega Cabinets, Ltd from 2000 to 2002 and was President of Kitchen Craft, a Canadian cabinetry maker, from 1996 to 2000, including before and after Kitchen Craft’s acquisition by Omega in 1999.

About El Pollo Loco
El Pollo Loco is a differentiated and growing restaurant concept that specializes in fire-grilling citrus-marinated chicken in front of its customers. El Pollo Loco opened its first location on Alvarado Street in Los Angeles, California in 1980 and has grown to more than 400 company-owned and franchised restaurants in Arizona, California, Nevada, Texas and Utah. The Company's distinctive menu features its signature product - citrus-marinated fire-grilled chicken - and a variety of Mexican-inspired entrees that the Company and its franchisees create from that chicken.

Investor Contact:
Fitzhugh Taylor, ICR
(714) 599-5200
investors@elpolloloco.com

Media Contact:
Alecia Pulman, ICR
203-682-8200
LOCO@icrinc.com